UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 2, 2012

Commission File Number:  333-57818

Augme Technologies, Inc.
(Exact name of small business issuer as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)
20-0122076
(IRS Employer Identification No.)

350 7th Avenue, 2nd Floor, New York, New York 10001
(Address of principal executive offices)

855-423-5433
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

Augme Technologies, Inc. ("Augme") is obligated, pursuant to Section 2.3 of the Amended and Restated Asset Purchase Agreement (the "Agreement") dated August 25, 2011 between Augme and Hipcricket, Inc. ("Hipcricket"), to pay a total Earnout (as defined in the Agreement) in the amount of $21,999,780. One-half of the Earnout was allocated pro rata among the former stockholders of Hipcricket (the "Stockholder Earnout") and one-half of the Earnout was allocated among current and former employees (the "Employee Earnout").

As reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission on August 30, 2012, on August 25, 2012 Augme paid the Stockholder Earnout in shares of its common stock valued at $2.00 per share.

In accordance with the Agreement, Augme elected to pay the net amount of the Employee Earnout after tax withholding in shares of its common stock valued at $2.00 per share. Accordingly, on November 2, 2012, Augme issued a total of 3,734,835 shares of common stock (the "Employee Earnout Shares") in full satisfaction of the Employee Earnout.

The shares of common stock issued in payment of the Employee Earnout were issued pursuant to Section 4(a)(2) of the Securities Act of 1933 inasmuch as the employees' status relative to the issuer afforded them effective access to the information registration would otherwise provide and Augme did not engage in any general advertisement or general solicitation in connection with the offering of the Employee Earnout Shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Augme Technologies, Inc.

Date:   November 8, 2012
By:	/s/ Thomas J. Virgin

Name: Thomas J. Virgin
Title: Chief Financial Officer